Exhibit 99.1

New Study Published in Cell Reports Highlights Indoximod, Demonstrates the Key Role of IDO in Both Local and Systemic Immunosuppression
Data show NewLink Genetics’ IDO inhibitor indoximod reverses tumor-associated suppression in pre-clinical models

Ames, IOWA - October 13, 2015 - NewLink Genetics Corporation (NASDAQ:NLNK), a biopharmaceutical company at the forefront of developing and commercializing novel immuno-oncology product candidates to improve the lives of patients with cancer, announced today that a peer-reviewed article in Cell Reports offers new insight demonstrating that the tumor indoleamine 2,3-dioxygenase (IDO) pathway is a central regulator of both local and systemic immunosuppression and resistance to immunotherapy in melanoma.
The paper also reports that indoximod, NewLink Genetics’ wholly owned IDO pathway inhibitor, reversed tumor-associated immunosuppression in pre-clinical melanoma models and that there is a “strong rationale” for therapeutic targeting of IDO as one of the central regulators of immune suppression. The paper, titled Tumor-Expressed IDO Recruits and Activates MDSCs in a Treg-Dependent Manner and authored by Rikke B. Holmgaard, Dmitriy Zamarin, Yanyun Li, Billel Gasmi, David H. Munn, James P. Allison, Taha Merghoub, and Jedd D. Wolchok, was published on line and appears today in the October 13, 2015 issue of Cell Reports.
Rikke B. Holmgaard, Ph.D., lead author of the paper and Research Associate, Memorial Sloan Kettering Cancer Center, said, “We learned that IDO mediates local and systemic immune suppression in murine tumor models by means of other immunosuppressive cells, such as MDSCs and Tregs, and by upregulating other immunosuppressive mechanisms mediated by MDSCs, such as arginase 1, iNOS, and immunosuppressive cytokines. In so doing, IDO makes tumors grow faster and become less responsive to immune checkpoint therapy, such as PD1/CTLA4. Thus, adding IDO inhibition may be one of the key elements of combination therapies for strong, durable anti-tumor responses.”
Jedd D. Wolchok, M.D., Ph.D., Chief of Melanoma and Immunotherapeutics Service at Memorial Sloan Kettering Cancer Center, Associate Professor of Immunology and Microbial Pathogenesis at Weill Cornell Medical College, and co-author of the article, added, “This data further demonstrate IDO as one of the key immune checkpoint targets and show that indoximod can block the expansion of suppressive myeloid cells and recruitment of MDSCs to the tumor microenvironment that mediate local immune suppression. It prevents activation of Tregs that mediate systemic immune suppression in a mouse model and enhances the antitumor activity of combination anti-CTLA4 and anti-PD1.”
David H. Munn, M.D., Professor of Pediatric Hematology and Oncology at Georgia Regents University and co-author of the article in Cell Reports, added, “This research not only sheds additional light on the mechanism of IDO expression in tumors but also shows how indoximod can enhance anti-tumor responses when combined with other checkpoint inhibitors.”
"This important work, both in animal studies and in analyses of human melanoma samples, by leading scientists in immuno-oncology validates our view of the central role IDO inhibition and indoximod may play in tumor immunosuppression," said Charles Link, M.D., CEO and Chief Scientific Officer of

Exhibit 99.1

NewLink Genetics. “It also points to the potential for IDO inhibitors like indoximod to overcome that immunosuppression and enhance anti-tumor responses.”
Indoximod is in Phase 2 clinical trials for breast cancer, prostate cancer, melanoma and glioblastoma multiforme as well as in Phase 1b/2 clinical trials for pancreatic cancer.
The authors’ analysis of tumor samples from 36 melanoma patients found that myeloid-derived suppressor cells (MDSCs) were increased in IDO+ tumors. This suggests that IDO recruits and activates such cells through activation of regulatory T cells (Tregs). The authors found greater tumor growth, as well as resistance to immune checkpoint blockade, in the tumors overexpressing IDO. Treatment of the mice bearing tumors overexpressing IDO with the IDO pathway inhibitor indoximod reversed this tumor-associated immunosuppression by decreasing the number of MDSCs and Tregs and stopping their suppressive capability.
About NewLink Genetics Corporation
NewLink is a biopharmaceutical company focused on discovering, developing and commercializing novel immuno-oncology products to improve treatment options for patients with cancer. NewLink Genetics’ portfolio includes biologic and small molecule immunotherapy product candidates intended to treat a wide range of oncology indications. NewLink Genetics’ product candidates are designed to harness multiple components of the immune system to combat cancer without significant incremental toxicity, either as a monotherapy or in combination with other treatment regimens. For more information, please visit http://www.newlinkgenetics.com.

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Exhibit 99.1

(515) 598-2561
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